THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

April 23, 2001                                                   $____________

                                 CYTOMEDIX, INC.

                    12.0% CONVERTIBLE SECURED PROMISSORY NOTE

                               DUE APRIL 15, 2005

         CYTOMEDIX, INC., a Delaware corporation (along with its subsidiaries, the "Company"), promises to pay to ____________________________ or its permitted assigns (the "Holder"), the principal sum of ______________ Dollars ($______________) on or before April 15, 2005 (the "Maturity Date"), together with accrued interest.

         Pursuant to this promissory note (the "Note"), the Holder is hereby funding ___________________ Dollars ($____________) in immediately available funds to the Company on the date of execution hereof.

Interest on the principal amount of this Note shall accrue at the rate of twelve percent (12.0%) per annum from the original date of issuance of this Note. Interest accrued on the outstanding principal balance of this Note shall be payable in cash or other immediately available funds to the Holder monthly in arrears, with the first interest payment to be made on October 15, 2001 and with each subsequent interest payment due on the like date of each April and October thereafter. Any amount of principal or interest on this Note which is not paid when due shall bear additional interest at the rate of two percent (2%) per annum in addition to the interest payable thereunder ("Default Interest"). Any unpaid interest accrued on the outstanding principal balance of this Note shall be payable in cash or other immediately available funds to the Holder upon the earlier of (i) the Maturity Date, (ii) upon acceleration of all amounts due and owing hereunder in accordance with the terms hereinafter set forth, (iii) the date on which Holder elects to convert the principal amount of this Note into shares in accordance with the terms hereinafter set forth, or this Note is earlier called for redemption in accordance with the terms hereinafter set forth. Interest will be computed on the basis of a 365-day year. All payments shall be made at such address as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term "business day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of Chicago, Illinois are authorized or required by law or executive order to remain closed. This Note shall be secured pursuant to the terms of that certain Security Agreement by and between the Company and the Holder of even date herewith. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement of even date herewith, pursuant to which this Note was originally issued (the "Purchase Agreement").

         All or any portion of the principal amount of this note may be paid before the Maturity Date from and after April 15, 2002, at the discretion of the Maker at an amount equal to 101% of the outstanding principal balance due hereunder, plus accrued interest; provided, however, that Maker shall give Holder not less than five (5) business pays' prior written notice of Company's election to prepay any amounts owed under this Note in order to allow Holder the opportunity to convert all or a portion of such prepayment into shares of the Company's common stock as provided in Paragraph 1 below.

         This Note is being issued pursuant to an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder.

         1.   CONVERSION.

                  (a) The Holder may convert all or any part of the principal amount of this Note, including any accrued interest, into shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), at any time after the execution hereof and until all principal and interest due hereunder is repaid in full (the "Conversion Period"), at a conversion price equal to a price per share equal to seventy-five percent (75%) of the average of the three lowest intraday sale prices as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority in interest of the Notes and the Company ("Bloomberg") (as equitably adjusted for stock splits or combinations or other events referenced in Section 2 hereof) during the twenty (20) Trading Days (as defined below) immediately preceding the date on which this Note is surrendered for conversion (the "Market Conversion Price"), PROVIDED, HOWEVER, that in no event shall the Holder be entitled to convert any portion of this
Note in excess of that portion of this Note upon conversion of which the sum of
(1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Company (including, without limitation, the warrants issued by the Company pursuant to the Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would at the time of conversion result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. The foregoing notwithstanding, in no event shall the Market Conversion Price be less than $2.00 per share nor more than $5.00 per share. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Notwithstanding anything to the contrary contained herein, the limitation on exercise of this Note set forth herein may not be amended without (i) the written consent of the holder hereof and the Company and
(ii) the approval of a majority of shareholders of the Company. The shares of such Common Stock, or other securities into which this Note may be converted as a result of transactions contemplated by Section 2, issuable upon conversion of this Note are referred to herein as the "Shares." "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Over-the-Counter Bulletin Board, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

                  (b) The Company shall at all times cause to be reserved for issuance such number of authorized and unissued shares of Common Stock as shall be sufficient for conversion of this Note. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Market Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Company (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

                  If, at any time a Holder of this Note submits a Notice of Conversion, and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Section 1 (a "Conversion Default"), the Company shall issue to the Holder all of the shares of Common Stock which are then available to effect such conversion. The portion of this Note which the Holder included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Holder's option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date thereafter elected by the Holder in respect thereof. The Company shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Holder notifies the Company or that the Company otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. The Company shall send notice to the Holder of the authorization of additional shares of Common Stock.

         2.   ANTI-DILUTION.

                  (a) STOCK SPLITS AND COMBINATIONS. If the Company shall combine all of its outstanding shares of Common Stock into a smaller number of shares, the number of Shares shall be proportionately decreased and the Fixed Conversion Price in effect immediately prior to such combination shall be proportionately increased, as of the effective date of such combination, as follows: (i) the number of Shares purchasable immediately prior to the effective date of such combination shall be adjusted so that the Holder of this Note, if converted on or after that date, shall be entitled to receive the number and kind of Shares which the Holder of this Note would have owned and been entitled to receive as a result of the combination had the Note been converted immediately prior to that date, and (ii) the Fixed Conversion Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Fixed Conversion Price by a fraction, the numerator of which is the aggregate number of Shares purchasable upon conversion of this Note immediately prior to such adjustment, and the denominator of which is the aggregate number of Shares purchasable upon conversion of this Note immediately thereafter. If the Company shall subdivide all of its outstanding shares of Common Stock, the number of Shares shall be proportionally increased and the Fixed Conversion Price in effect prior to such subdivision shall be proportionately decreased, as of the effective date of such subdivision, as follows: (i) the number of Shares purchasable upon the conversion of this Note immediately prior to the effective date of such subdivision, shall be adjusted so that the Holder of this Note, if converted on or after that date, shall be entitled to receive the number and kind of Shares which the Holder of this Note would have owned and been entitled to receive as a result of the subdivision had the Note been converted immediately prior to that date, and (ii) the Fixed Conversion Price in effect immediately prior to such adjustment shall be adjusted by multiplying the Fixed Conversion Price by a fraction, the numerator of which is the aggregate number of Shares purchasable upon conversion of this Note immediately prior to such adjustment, and the denominator of which is the aggregate number of Shares purchasable upon conversion of this Note immediately thereafter. A like and equitable adjustment shall be made in the event that a stock combination or subdivision is effectuated and the number of Shares issued hereunder is to be determined by reference to the Market Conversion Price.

                  (b) STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company shall fix a record date for the holders of its Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then the number of Shares shall be proportionately increased and the Fixed Conversion Price in effect prior to the time of such issuance or the close of business on such record date shall be proportionately decreased, as of the time of such issuance, or in the event such record date is fixed, as of the close of business on such record date, as follows: (i) the number of Shares purchasable immediately prior to the time of such issuance or the close of business on such record date shall be adjusted so that the Holder of this Note, if converted after that date, shall be entitled to receive the number and kind of Shares which the Holder of this Note would have owned and been entitled to receive as a result of the dividend or distribution had the Note been converted immediately prior to that date, and (ii) the Fixed Conversion Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Fixed Conversion Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon conversion of this Note immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon conversion of this Note immediately thereafter. A like and equitable adjustment shall be made in the event that a stock dividend or distribution is effectuated and the number of Shares issued hereunder is to be determined by reference to the Market Conversion Price.

                  (c) OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company shall fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then lawful and adequate provision shall be made so that the Holder of this Note shall be entitled to receive upon conversion of this Note, for the conversion price in effect prior thereto, in addition to the number of Shares immediately theretofore issuable upon conversion of this Note, the kind and number of securities of the Company which the Holder would have owned and been entitled to receive had the Note been converted immediately prior to that date.

                  (d) RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 2), then the Holder of this Note shall be entitled to receive upon conversion of this Note, in lieu of the Shares immediately theretofore issuable upon conversion of this Note, for the aggregate conversion price in effect prior thereto, the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by the holders of the number of Shares for which this Note could have been converted immediately prior to such recapitalization, reclassification or other change (in any event, subject to further anti-dilution protection as provided in this Section 2).

                  (e) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization, share exchange, or exchange offer (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section
2), (ii) a consolidation or merger of the Company with and into another entity, or (iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any Special Transaction, lawful and adequate provision shall be made so that the Holder of this Note shall thereafter have the right to purchase and receive upon conversion of this Note, in lieu of the Shares immediately theretofore issuable upon conversion of this Note, for the conversion price in effect immediately prior to such conversion, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which this Note could have been converted immediately prior to such Special Transaction; PROVIDED, HOWEVER, that notwithstanding anything to the contrary herein, upon consummation of the transactions contemplated by the Exchange Agreement (as defined below) this Note shall be convertible into shares of common stock of Cytomedix NV. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions of this Note (including, without limitation, provisions for adjustment of the Fixed Conversion Price and the number of Shares issuable upon the conversion of this Note) shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the conversion of this Note. The Company shall not effect any Special Transaction unless prior to, or simultaneously with the closing thereof, the successor entity and the issuer of the securities into which Note is convertible (if other than the Company), if any, resulting from such Special Transaction shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of this Note at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

                  (f) LIQUIDATION. If the Company shall, at any time prior to the end of the Conversion Period, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to convert this Note. Upon such conversion, the Holder shall have the right to receive, in lieu of the Shares that the Holder otherwise would have been entitled to receive upon such conversion, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such Shares had the Holder been the holder of record of such Shares on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the applicable conversion price, the Holder may, at the Holder's option, convert this Note without making payment of the applicable conversion price and, in such case, the Company shall, upon distribution to the Holder, consider the applicable conversion price, to have been paid in full, and in making settlement to the Holder shall deduct an amount equal to the applicable conversion price, from the amount payable to the Holder.

                  (g) NOTICE. Whenever this Note or the number of Shares is to be adjusted as provided herein, the Company shall forthwith as soon as reasonably practicable, and in any case within three (3) business days of such adjustment, cause to be sent to the Holder a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof.

                  (h) FRACTIONAL INTERESTS. The Company shall not be required to issue fractions of shares of Common Stock upon the conversion of this Note. If any fraction of a share of Common Stock would be issuable upon the conversion of this Note, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported closing price of the Common Stock on the securities exchange or quotation system on which the shares of Common Stock are then listed or traded, as the case may be, if any, on the last business day prior to the date of conversion upon which such a sale shall have been effected, or, if the Common Stock is not so listed or traded on an exchange or quotation system, as the Board of Directors of the Company may in good faith determine.

                  (i) EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Section 2, the Holder of this Note shall thereafter become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon conversion of this Note shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Section 2.

                  (j) SUCCESSIVE APPLICATION. The provisions of this Section 2 shall apply from time to time to successive events covered by this Section 2. Upon the occurrence of any event contemplated by this Section 2, all references to Common Stock and to the Company and to other defined terms herein shall be equitably adjusted to protect the interests of the Holder.

         3. TRADING MARKET LIMITATIONS. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of this Note and the other Notes issued pursuant to the Purchase Agreement more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal United States securities market on which the Common Stock is then traded (the "Maximum Share Amount"), which, as of the Issue Date shall be 2,106,721 shares (19.99% of the total shares outstanding on the Issue Date), subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date hereof. Once the Maximum Share Amount has been issued (the date of which is hereinafter referred to as the "Maximum Conversion Date"), if the Company fails to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Maximum Share Amount (a "Trading Market Prepayment Event"), in lieu of any further right to convert this Note, and in full satisfaction of the Company's obligations under this Note, the Company shall pay to the Holder, within fifteen (15) business days of the Maximum Conversion Date (the "Trading Market Prepayment Date"), an amount equal to 120% times the sum of (a) the then outstanding principal amount of this Note immediately following the Maximum Conversion Date, plus (b) accrued and unpaid interest on the unpaid principal amount of this Note to the Trading Market Prepayment Date. In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of this Note and the other Series 2001 12% Convertible Promissory Notes issued plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of this Note and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Company will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Maximum Conversion Date. As used herein, "Stockholder Approval" means approval by the stockholders of the Company to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount.

         4. EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder:

                  (a) nonpayment by the Company of any portion of the principal or interest due under any Note as and when due and the continuation of such nonpayment for a period of ten (10) days;

                  (b) default in the payment of any other fees, costs or expenses required to be paid by the Company under this Note, the Registration Rights Agreement, or any other agreement or document contemplated in connection herewith (collectively, the "Loan Documents");

                  (c) default in the performance, or breach, of any covenant or agreement of the Company in this Note or any Loan Document (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of thirty (30) calendar days after there has been given to the Company a written notice specifying such default or breach and requiring it to be remedied;

                  (d) any representation or warranty in this Note or any Purchase Agreement in any other certificate, agreement, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Note or any Loan Document, shall prove to have been incorrect in any material respect when made;

                  (e) the rendering against the Company of a final judgment, decree or order for the payment of money in excess of $100,000 (unless the payment of such judgment in excess of $100,000 is fully insured or bonded) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

                  (f) the Company (i) suspending or discontinuing its business,
(ii) making an assignment for the benefit of creditors, (iii) generally not paying its debts as such they become due, (iv) admitting in writing an inability to pay its debts as they become due, (v) filing a voluntary petition in bankruptcy or having a petition in bankruptcy filed against it, (vi) becoming insolvent, (vii) filing any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of its debts or for liquidation, dissolution or other similar relief, (viii) petitioning or applying to any court for any receiver, custodian, or trustee for all or substantially all of its assets or be the subject of any such proceeding filed against it,
(ix) filing an answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment, or decree approving such petition in any such proceeding, (x) seeking, approving, consenting to, or acquiescing in any such proceeding for the appointment of any such trustee, receiver, custodian, liquidator or agent for it or any substantial part of its property or if an order is entered appointing any such trustee, receiver, custodian, liquidator or agent, or (xi) taking any formal action for the purpose of effectuating any of the foregoing;

                  (g) an order for relief being entered under the United States bankruptcy laws or if any other decree or order is entered by a court having jurisdiction (i) adjudging the Company bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of the Company or its property under the United States bankruptcy laws or any other applicable federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for the Company or for any substantial part of the Company's property or (iv) ordering the winding up or liquidation of the affairs of the Company;

                  (h)  a Change of Control (as defined below) shall occur;

                  (i) any of the following shall occur: (i) entry of a court order which enjoins, restrains or in any way prevents the Company from conducting all or any material part of its business affairs in the ordinary course of business, or (ii) withdrawal or suspension of any material license required for the conduct of any material part of the business of the Company, or
(iii) any material asset of the Company is subject to an order or writ granting a motion or action to replevy, sequester, garnish, attach or levy against such asset, or (iv) any assets of the Company having a fair market value of $100,000 or more in the aggregate are subject to an order or writ granting a motion or action to replevy, sequester, garnish, attach or levy against such assets; or

                  (j) any lien of the Holder hereunder or under the Security Agreement shall not constitute a perfected first and prior lien and security interest in the collateral thereby encumbered, subject only to Permitted Liens (as defined in the Security Agreement).

                  Upon the occurrence of an Event of Default, at the option of the Holder, the Notes shall become immediately due and payable and the Company shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the SUM of (w) the then outstanding principal amount of this Note PLUS (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the "Mandatory Prepayment Date") shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

                  "Change of Control" means the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation of a transaction or series of related transactions in which more than 50% of the direct or indirect voting power of the Company is disposed of or the consolidation, merger or other business combination of the Company or its sole shareholder with or into any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization; provided, however, that the consummation of the transactions contemplated by the Exchange Agreement (as defined in the Security Agreement) shall not be deemed a Change in Control if all of the conditions thereto in the Security Agreement are satisfied.

         5. CERTAIN COVENANTS. In addition to the covenants contained in the Security Agreement, until such time as the Company shall have no further obligation under this Note, except as otherwise approved by a majority in interest of the Note Holders (determined by outstanding principal balances), the Company shall be subject to the following:

                  (a) DISTRIBUTIONS ON CAPITAL STOCK. So long as the Company shall have any obligation under this Note, the Company shall not (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders' rights plan which is approved by a majority of the Company's disinterested directors.

                  (b) RESTRICTION ON STOCK REPURCHASES. So long as the Company shall have any obligation under this Note, the Company shall not redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, except for any such repurchases made by the Company in connection with the termination of employment of any of its employees.

                  (c) BORROWINGS. So long as the Company shall have any obligation under this Note, the Company shall not create, incur, suffer to exist any liability for borrowed money or capitalized lease obligation except as set forth in the Security Agreement.

                  (d) SALE OF ASSETS. So long as the Company shall have any obligation under this Note, the Company shall not sell, lease or otherwise dispose of its assets other than in the ordinary course of business, except as set forth in the Security Agreement.

                  (e) ADVANCES AND LOANS. So long as the Company shall have any obligation under this Note, the Company shall not lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except as set forth in the Security Agreement or as otherwise outstanding on the date hereof.

         6. REGISTRATION RIGHTS. On or before the first anniversary of the closing date, the Company shall cause the number of shares of its common stock reserved for issuance under Section 1(b) above to be registered with the Securities & Exchange Commission, at the Company's sole cost and expense.

         7. EXCHANGE PRIVILEGE. Subject to the provisions of the last paragraph of this Section, the Holder at its option may surrender this Note for exchange at the principal office of the Company and, without expense (except for any stamp tax or other governmental charge with respect to any transfer involved therein), receive in exchange therefor notes, in denominations designated by the Holder and payable to such person or persons as may be designated by such Holder and for the same aggregate principal amount as the then unpaid principal balance of this Note. Every instrument made and delivered in exchange for this Note shall in all other respects be in the same form and have the same terms, on a pro rata basis, as this Note.

         8. SINKING FUND REDEMPTION. The 12% Convertible Promissory Notes maturing on April 1, 2005, are subject to mandatory redemption on each semi-annual anniversary date commencing on October 1, 2002, in the years and amounts set forth below at a redemption price equal to 100% of the principal amount being redeemed plus accrued interest to the date of redemption:

                  REDEMPTION DATE                     PRINCIPAL AMOUNT ON REDEMPTION DATE
                  ---------------                     -----------------------------------
                  October 15, 2002                               750,000.00
                  April 15, 2003                        750,000.00
                  October 15, 2003                             1,250,000.00
                  April 15, 2004                      1,250,000.00
                  October 15, 2004                             1,250,000.00

         There shall remain $1,250,000.00 principal amount of Series 2001 12% Convertible Notes maturing April 15, 2005, to be paid at maturity if not sooner redeemed other than through sinking fund redemption.

         At its option, to be exercised on or before the 45th day next preceding any mandatory redemption date, Company may treat the aggregate principal amount of any Series 2001 12% Convertible Notes which have otherwise been prepaid or redeemed (otherwise than through mandatory sinking fund redemption) as a credit against any mandatory sinking fund redemption obligation for such period. Any such prepayment or redemption shall be credited at 100% of the principal amount thereof on such mandatory redemption date and, any excess over such amount shall be credited on future mandatory redemption obligations in chronological order, and the principal amount of such Series 2001 12% Notes so to be redeemed shall be accordingly reduced.

         Not less than forty-five (45) days prior to the mandatory redemption date, the Company shall select by lot, or in whatever other manner the Company, in its discretion, deems appropriate and fair, the Series 2001 12% Notes or portions thereof to be redeemed. In making the selection, the Company may provide for the redemption of Series 2001 12% Notes in denominations of less than $12,500 only as a whole. The Company shall thereafter provide written notice at least thirty (30) and not more than sixty (60) days prior to the mandatory redemption date of the redemption of the Series 2001 12% Notes. The mailing shall be by certified or registered mail; provided, however, such notice shall be conclusively presumed to be duly given, regardless of whether the Holder receives the notice. In any case, failure to give notice by mail or any defect in the notice to the Holder of any Series 2001 12% Note selected for redemption in whole or in part shall not affect the validity or the proceeding for the redemption of any such Note or portion thereof. Each notice of redemption shall specify the date fixed for redemption and payment and shall provide that payment shall be made at the office of the Company upon presentation and surrender of the Series 2001 12% Notes being redeemed. No additional interest shall accrue on any Series 2001 12% Notes called for redemption from and after the mandatory redemption date and regardless of the date such Notes are actually surrendered to the Company.

         In addition to the foregoing options, at the option of the Company, the Company may elect to treat the aggregate principal amount of any Series 2001 12% Notes converted into shares of common stock of the Company from and after the immediately preceding mandatory redemption date (including any election to convert Series 2001 12% Notes called for redemption during the current period) as a credit against any mandatory sinking fund redemption obligation. The principal amount of each such Series 2001 12% Note converted into shares of the Company's common stock pursuant to Section 1 above shall be credited at 100% of the principal amount thereof converted and any excess of such amount over the principal amount due and payable on the next mandatory redemption date shall be credited on future redemption obligations in chronological order, and the principal amount of such Series 2001 12% Notes so to be redeemed shall be accordingly reduced, at the option of the Company.

         9. WAIVER. No failure to exercise, and no delay in exercising, any right, power or privilege under this Note shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Company and the Holder. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         10. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to Holder as follows:


                  (a) The execution and delivery of this Note and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on part of the Company in accordance with its Bylaws and Certificate of Incorporation.

                  (b) This Note has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                  (c) Upon issuance thereof in accordance with the terms hereof and payment of the Conversion Price therefor, all of the Shares will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non- assessable, and free from all taxes, liens and charges with respect to the issuance thereof.

                  (d) Except for filings under applicable state and federal securities laws, the Company has obtained all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations hereunder.

                  (e) There are no state statutes or other "anti-takeover" laws applicable to the Company, to the issuance of this Note by the Company, or to the issuance of the Shares upon conversion of this Note, which would have, among other things, the effect of nullifying the transactions contemplated by this Note, or affecting the Holder's voting rights or other rights as a shareholder following such conversion, or, to the extent there are such applicable state statutes or other "anti-takeover" laws, the Company and its Board of Directors have taken all steps necessary under such statutes or laws to render them inapplicable to the Company, the issuance of this Note, and the issuance of the Shares upon conversion of this Note.

                  (f) There is no litigation pending, or, to the knowledge of the Company, threatened, against the Company which, if adversely decided or resolved, would have a material adverse effect.

         11.  MISCELLANEOUS.

                  (a) USURY. Nothing herein contained, nor any transaction related hereto, shall be construed or so operate as to require the Company to pay interest at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contrary to law. Should any interest or other charges paid by the Company, or parties liable for the payment of this Note, in connection with the loan evidenced by this Note, or any document delivered in connection with said loan, result in the computation or earning of interest in excess of the maximum legal rate of interest which is legally permitted by law, then any and all such excess of the maximum legal rate of interest which is legally permitted by law, then any and all such excess shall be and the same is hereby waived by the Holder hereof, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess which exceeds the balance due under this Note shall be paid by the Holder to the Company.

                  (b) OWNERSHIP. The Holder shall be deemed to be the owner of this Note for all purposes, and the full payment of interest and principal under this Note to the Holder shall constitute the full and complete discharge of the Company for such purposes.

                  (c) ASSIGNMENT. This Note and the rights, obligations and duties of the Company hereunder shall not be assignable or otherwise transferable by Company. The Holder may, upon notice to Company, transfer or assign any or all of its rights and obligations under this Note, subject to the restrictions on transfer in the Securities Purchase Agreement.

                  (d) MODIFICATION. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

                  (e) BINDING EFFECT AND BENEFIT. This Note shall inure to the benefit of, and shall be binding upon, the parties hereto, their heirs, executors, administrators, personal representatives, successors in interest and permitted assigns.

                  (f) ATTORNEYS' FEES. In the event the Holder shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof or under any of the Loan Documents, such reasonable attorneys' fees and other legal expenses shall be payable by Company to the Holder upon demand. The Company shall pay all fees and expenses of the Holder in connection with the negotiation and consummation of this Note and the Loan Documents.

                  (g) FURTHER ASSURANCES. Company agrees that from time to time hereafter, upon request, it will, at its sole expense, execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Note and the Loan Documents.

                  (h) GOVERNING LAW; WAIVER OF JURY TRIAL. THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. THE COMPANY WAIVES ANY OBJECTION WHICH THE COMPANY MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO ANY SUIT OR PROCEEDING INSTITUTED BY THE HOLDER UNDER THIS NOTE OR THE OTHER LOAN DOCUMENTS IN ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE HOLDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH HAS JURISDICTION OVER THE COMPANY OR ITS PROPERTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER TO ENTER INTO THIS NOTE AND THE OTHER LOAN DOCUMENTS, MAKE THE LOANS AND EXTEND THE OTHER FINANCIAL ACCOMMODATIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

                  (i) INCORPORATION BY REFERENCE. All exhibits and documents referred to in this agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

                  (j) SERVICE OF PROCESS. Company hereby consents that service of legal process in any such action or proceeding may be made in any manner permitted by the rules of practice and procedure applicable to such courts.

                  (k) NON-CUMULATIVE REMEDIES. The enumeration of the Holder's rights and remedies set forth in this Note is not intended to be exhaustive and the exercise by the Holder of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between the Company and the Holder or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Holder in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Company and the

Holder or the Holder's employees shall be effective to change, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default.

                  (l) SURVIVAL OF AGREEMENTS. All agreements, covenants, representations and warranties contained herein or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Note and the other Loan Documents.

                  (m) HEADINGS AND CAPTIONS. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Note.

                  (n) NOTICE. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either
(i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified or registered mail, postage prepaid, return receipt requested or (iv) sent by telex, telegraph or other facsimile transmission to the addresses set forth in the Securities Purchase Agreement.

                  Any such notice or communication, if given or made by prepaid, registered or certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was properly posted or given to such express delivery service and if made properly by telex, telecopy or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

                  (o) SEVERABILITY. If any portion of this Note is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein, which may remain effective, and to this end this agreement is declared to be severable.

                  (p) TIME FOR PERFORMANCE. Time is of the essence in this Note.

                  (q) WAIVER. No waiver of a default, breach or other violation of any provision of this agreement shall operate or be construed as a waiver of any subsequent default, breach or other violation or limit or restrict any right or remedy otherwise available. No delay or omission on the part of the Holder to exercise any right or power arising by reason of a default shall impair any such right or power or prevent its exercise at any time during the continuance thereof.

                  (r) GENDER AND PRONOUNS. Throughout this Note, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

                  (s) ENTIRE AGREEMENT. This Note and the Loan Documents constitute the entire agreement of the parties and supersede any and all other prior agreements, oral or written, with respect to the subject matter contained herein.

         IN WITNESS WHEREOF, the Company has signed and delivered this Note effective on this 23rd day of April, 2001.

                                  CYTOMEDIX, INC.

                                  By:      /s/ David C. Demarest
                                         -------------------------------------
                                  Name:    David Demarest
                                         -------------------------------------
                                  Title:   Vice President and General Counsel
                                         -------------------------------------

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION
                               OF CONVERTIBLE NOTE

         TO:      CYTOMEDIX, INC.

         (1) Pursuant to the terms of the attached Convertible Note (the "NOTE"), the undersigned hereby elects to convert $ __________ principal amount of the Note into shares of Common Stock of Cytomedix, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

         (2) The Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC TRANSFER").

         Name of DTC Prime Broker:
                                   ---------------------------------------------
         Account Number:
                         -------------------------------------------------------


/ / In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the Holder's calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

         Name:
               ------------------------------------

         Address:
                  ---------------------------------

                  ---------------------------------

         (3) Holder acknowledges and affirms that the Common Stock issued pursuant to this Notice of Conversion has been or will be sold in accordance with the requirements of the 1933 Act, if applicable, and applicable state securities laws, or pursuant to an exemption under the 1933 Act and applicable state securities laws.

Date:  ___________________

                           Signature of Registered Holder (must be signed exactly as name appears in the Note, if applicable).